------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0104
                                                  Expires:        April 30, 1997
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person

Robinowitz, Daniel P.
--------------------------------------------------------------------------------
(Last) (First) (Middle)

12160 North Abrams Road, Suite 516
--------------------------------------------------------------------------------
(Street)

Dallas, Texas  75243
--------------------------------------------------------------------------------
(City) (State) (Zip)

================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

10/30/00
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Issuer Name and Ticker or Trading Symbol

Windsor Woodmont Black Hawk Resort Corp.
================================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [ X ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


                                 President, CEO
      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Year)


================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

      Form filed by One Reporting Person
----

 X    Form filed by More than One Reporting Person
----


FORM 3 (continued)


====================================================================================================================================
                                     Table I -- Non-Derivative Securities Beneficially Owned
====================================================================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------

  Common Stock                           10,312                      D
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock                           26,693                      I                    By the DPR 1992 Trust
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock                          107,500                      I                    By Windsor Woodmont, LLC(1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)


FORM 3 (continued)

====================================================================================================================================
                                    Table II -- Derivative Securities Beneficially Owned
                                (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                         2. Date Exercisable           (Instr. 4)                                         Derivative
                            and Expiration Date     ---------------------------------   4. Conver-        Security:
                            (Month/Day/Year)                              Amount           sion or        Direct      6. Nature of
                            -------------------                           or               Exercise       (D) or         Indirect
                            Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Security        Exer-      tion                               of               Derivative     (I)            Ownership
   (Instr. 4)               cisable    Date        Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option(right to buy)    (2)     04-13-12    Common Stock           25,000          $16.50           D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
(1) Mr. Robinowitz is the trustee and beneficiary of the DPR 1992 Trust which is a member of the Windsor Woodmont, LLC. Mr. Robinowitz disclaims beneficial ownership of the reported securities owned by the LLC except to the extent of the DPR 1992 Trust's pecuniary interest therein.

(2)  The options will vest upon the happening of a certain event.


   /s/  Daniel P. Robinowitz                                    10/31/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

                            JOINT FILER INFORMATION



Name:                                  Windsor Woodmont, LLC

Address:                               12160 North Abrams Road, Suite 516
                                       Dallas, Texas 75243

Designated Filer:                      Daniel P. Robinowitz

Issuer and Ticker Symbol:              Windsor Woodmont Black Hawk Resort Corp.

Date of Event Requiring Statement:     October 30, 2000


                                       WINDSOR WOODMONT, LLC

Signature:                             /s/  Daniel P. Robinowitz
                                       -----------------------------------------
                                       Daniel P. Robinowitz, Managing Member